UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 18, 2007

RICA FOODS, INC.

(Exact name of registrant as specified in its charter)

Nevada	001-14999	87-0432572
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

From Intel Office, 800 meters West, 200 meters North and 300 meters West City La Ribera de Belen, Heredia, Costa Rica
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (506) 298-1880

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.01	Changes in Registrant’s Certifying Accountant.

On September 18, 2007, Rica Foods, Inc. (the “Company”) dismissed Stonefield Josephson, Inc. (“Stonefield”), the Company’s principal accountant previously engaged to audit the Company’s financial statements. Stonefield was retained to audit the Company’s consolidated balance sheet for the fiscal years ended 2005, 2004, 2003 and 2002, among other things, as a result of the events outlined in the Company’s Current Report on Form 8-K filed on December 21, 2005.

The decision to dismiss Stonefield was recommended by the Audit Committee of the Company’s Board of Directors (the “Audit Committee”) and approved by the Board of Directors of the Company.

On December 15, 2005, the Company received written notice from Stonefield (the “Stonefield Notice”) that, in light of the information communicated by the Audit Committee and its investigative team regarding the alleged transactions outlined in the Company’s Current Report on Form 8-K filed on December 21, 2005, Stonefield had withdrawn its audit reports dated December 27, 2004, December 29, 2003 and May 23, 2003 with respect to the Company’s financial statements for the fiscal years ended September 30, 2004, 2003 and 2002, respectively (the “2002, 2003 and 2004 Audited Financial Statements”). Pursuant to the Stonefield Notice, Stonefield also advised the Company that it should make appropriate disclosure that the 2002, 2003 and 2004 Audited Financial Statements and the related audit reports should not be relied upon and that revised financial statements and auditor’s report will be issued upon completion of an investigation. Since that date, Stonefield has not issued any audit reports related to the Company’s financial statements for any period. The Company had not engaged Stonefield to perform any audits for any period subsequent to the fiscal year ended September 30, 2005.

During the Company’s fiscal years ended September 30, 2005 and 2006, and during the subsequent interim period through September 18, 2007, there were no disagreements with Stonefield on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement(s), if not resolved to the satisfaction of Stonefield, would have caused it to make reference to the subject matter of the disagreement(s) in connection with its report, other than the following:

Stonefield and the Company had been in discussions with regards to the proper application of FASB Interpretation No. 46 (Revised): Consolidation of Variable Interest Entities. These discussions had not resulted in an agreement on the proper accounting treatment prior to the Company’s dismissal of Stonefield.

During the Company’s fiscal years ended September 30, 2005 and 2006, and during the subsequent interim period through September 18, 2007, there were no “reportable events” as listed in paragraphs (a)(1)(v)(A) through (D) of Item 304 of Regulation S-K, other than the following:

Subsequent to Stonefield’s December 15, 2005 notification to the Company that it had withdrawn its audit reports related to the 2002, 2003 and 2004 Audited Financial Statements and in response to the alleged transactions outlined in the Company’s Current Report on Form 8-K filed on December 21, 2005, Stonefield notified the Company and the Audit Committee of the need to significantly expand the scope of its audits. Stonefield had not completed its audits at the time of the Company’s dismissal of Stonefield.

The Company’s Audit Committee has discussed the subject matter of such disagreement with Stonefield. The Company has authorized Stonefield to respond fully to the inquiries of a successor accountant concerning the subject matter of such disagreement.

The Company provided Stonefield with a copy of this Current Report on Form 8-K prior to its filing with the U.S. Securities and Exchange Commission (the “SEC”) and requested that Stonefield furnish the Company with a letter addressed to the SEC stating whether they agreed with the statements made in this Current Report on Form 8-K and, if not, stating the aspects with which they do not agree. An update to this disclosure will be provided when Stonefield’s letter is received.

The Company intends to retain a new auditor to continue the audit of the Company’s past financial statements. At such time as a new auditor is retained, the Company will file updated disclosure with the SEC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Rica Foods, Inc.
(Registrant)

By:	/s/ Gustavo Barboza
Name:	Gustavo Barboza
Title:	Chief Financial Officer

Dated: September 24, 2007